Exhibit 99.1

For immediate release June 30, 2003	Contact: James E. LaCrosse (317) 917-1201

National Wine & Spirits Announces its 2003 Financial Results

         Indianapolis, Indiana, [June 30, 2003] -- National Wine & Spirits, Inc. (NWS) increased both product and distribution fee revenue for the year ended March 31, 2003, as compared to the prior annual period. For the year ended March 31, 2003, net income was $15.8 million versus $7.5 million for the prior year period, while EBITDA was $34.7 million, versus $27.7 million for the prior year period. The revenue increase was primarily from the Company’s United States Beverage, LLC (USB) division, which experienced significant increases in sales volume due to the nationwide distribution of Grolsch beers and Seagram Coolers that commenced in January 2002 and April 2002, respectively. Net income growth was primarily attributable to a vendor settlement payment and gains from the discounted repurchases of the Company’s senior notes. Although the increased volume from the Company’s United States Beverage division contributed to the increased sales for the annual period ended March 31, 2003, net income and EBITDA were offset by decreased sales volume and lower profitability due to the loss of the Pernod and Diageo distribution rights in certain markets.

	Years Ended March 31,
(in thousands)	2003	2002	2001
Net products sales	$689,859	$659,594	$636,879
Distribution fees	22,999	21,963	21,573

Total revenue	712,858	681,557	658,452

Gross profit	160,025	150,647	144,524

Operating expenses	144,550	131,025	125,034

Income from operations	15,475	19,622	19,490

Net income	$15,789	$7,460	$14,125
Gain from vendor settlement & debt repurchases in 2003
and the sale of bottled water division in 2001	11,199	---	7,524
Net income before gain from vendor settlements, debt
repurchases and division sales	$4,590	$7,460	$6,601

EBITDA	$34,704	$27,669	$36,229
Cases shipped (all products)	17,777	14,044	14,130

Total Debt	$98,303	$109,805	$110,571

         Total product revenue increased $30.3 million, or 4.6%, to $689.9 million for the year ended March 31, 2003 versus $659.6 million for the prior year period. The revenue increase for the year ended March 31, 2003 as compared to the prior year was primarily due to increased sales by the Company’s USB division. Case and dollar volume of wine in the product sales divisions remained stable; increasing 5.6% and 2.4%, respectively, during the current annual period ended March 31, 2003 over the prior year period. Spirits case and dollar volume in the product sales divisions declined 1.1% and 3.8%, respectively, primarily due to the loss of certain distribution rights in the Company’s Illinois market. Fee revenue for the year ended March 31, 2003 increased 4.7% on lower case sales from the comparable prior annual period. The Company was able to increase fee revenue due to a $0.16 per case fee increase approved by the State of Michigan for 2002 and greater brokerage fee revenue for the year ended March 31, 2003 as compared to the prior year period.

         Total operating expenses increased 10.3% to $144.6 million for the year ended March 31, 2003 from $131.0 million for the prior year period. Increased selling expenses and administrative support of the USB division were primarily responsible for the total operating expense increase from the prior year period.

         Net income of $15.8 million for the year ended March 31, 2003 was $8.3 million greater than the prior year period. The increase in income from the Company’s vendor settlement payment, gain from repurchasing its senior notes, and increased USB profitability, was partially offset by the decline in income from the Illinois market.

         Total debt of $98.3 million at March 31, 2003 as compared to March 31, 2002 decreased due to the Company’s repurchase of $17.9 million of its senior notes on the open market.

         The Company’s outlook for fiscal 2004 is for lower profit and EBITDA levels due to the loss of the brands in the Company’s Illinois market, as compared to the prior fiscal year. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

         As consolidations and supplier realignments continue within the Illinois market, the Company has analyzed its operations in Illinois and has taken steps to appropriately size its workforce in relation to its customers’ and suppliers’ needs. As it adjusts the size and scope of its Illinois operations, the Company will continue to concentrate on building customer and supplier relationships and maintaining the infrastructure necessary to operate its Illinois statewide business with lower costs and increased efficiencies. The Company has also discontinued warehousing operations in its Champaign, Illinois and Peoria, Illinois facilities in order to reduce costs, but it continues to use those locations as cross-docking and office facilities. Continuing efforts are also being made to replace lost revenue in Illinois.

         On January 30, 2003, the Company entered into an agreement in principle to form a strategic alliance with Glazer's Wholesale Drug Company ("Glazer") for the purpose of distributing alcohol-based beverages in the State of Illinois. On February 27, 2003, the Company and Glazer entered into a management services agreement under which Glazer would provide management assistance and consulting services in Illinois. A separate contribution agreement was signed on March 25, 2003, which provided that the parties may agree in the future to conduct operations in Illinois through a new entity to be equally owned by NWS-Illinois and Glazer.

         Stable to increasing revenue and EBITDA in the Indiana, Michigan, and USB operations are currently expected to mitigate the loss of revenue in the Illinois market for fiscal 2004. Additionally, the Company will continue to benefit in the near term from the collection of accounts receivable and inventory liquidation related to lost distribution rights in Illinois. Representatives of Glazer and the Company also continue to pursue new business opportunities in Illinois. At the same time, the size and scope of the Illinois business will be the subject of on-going analysis. The Company and Glazer are both committed to the profitability of the Illinois operation given Glazer’s agreement to fund one-half of operating losses as defined in the management services agreement between Glazer and the Company. EBITDA should not be construed as an alternative to operating income or net cash flow from operating activities and should not be construed as an indication of operating performance or as a measure of liquidity.

         The Company will utilize the positive cash flow from the downsizing of the Company’s Illinois operations, proceeds from the vendor settlement payment, borrowings under its line of credit and existing cash to fund operating costs, interest expense, and possibly further senior note repurchases. By reducing the Company’s interest expense through open market repurchases of senior notes, aggressive cost reduction initiatives in its Illinois business, and stable to increasing earnings and cash flow from Indiana, Michigan, and USB businesses, the Company expects to maintain adequate earnings and cash flow to fund working capital and debt service needs for the year ending March 31, 2004.

         EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

         The most comparable GAAP measure for EBITDA is net income. Following is a reconciliation between net income and EBITDA for the fiscal years 1999 through 2003:

	Years Ended March 31 (in thousands)
	2003	2002	2001	2000	1999
Net Income	15,789	7,460	14,125	4,420	669
Interest expense	9,308	11,934	13,214	13,274	11,355
Depreciation	7,188	6,561	7,046	7,270	6,967
Amortization	2,419	1,714	1,844	1,635	1,407

EBITDA	34,704	27,669	36,229	26,599	20,398

         The EBITDA information reflected herein may not be comparable to similarly titled measures used by other companies.

         Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. The Company has a strong portfolio that includes brands from Fortune Brands [FO], Diageo [DEO], Louis-Vuitton Moet Hennessey [LVMHF], Pernod Ricard [PDRDF], Constellation Brands [STZ], Brown-Forman [BFA;BFB], Beringer Wine [BERW], Allied Domecq [AED], Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp [STHHY] among others.

         Certain information in this press release may contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, and similar matters. Such statements are necessarily estimates reflecting the Company’s best judgment based on current information, and the Company’s actual results could differ materially. The Company notes that a variety of factors could cause the Company’s actual results and experiences to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements in its most recent Form 10-K and Form 10-Q. The risks and uncertainties that may affect the operations, performance and results of the Company’s business include, without limitation, economic and competitive conditions in the markets in which the Company operates; strikes or other work stoppages affecting the Company or its major customers or suppliers; the Company’s ability to continue to control and reduce its costs of storage and distribution; the level of consumer demand in the states in which the Company operates for the Company’s line of alcohol-based beverages; supplier consolidation could result in brand realignment and the loss of certain products and customers; the risks associated with the reliance on one or a few significant suppliers; the impact of significant price increases or decreases in availability of certain alcohol-based beverages distributed by the Company; the nature and extent of any current or future state and federal regulations regarding the distribution of alcohol-based beverages; changes in financial markets affecting the Company’s financial structure and the Company’s costs of capital and borrowed money; and any other factors which may be identified from time to time in the Company’s periodic SEC filings and other public announcements. The Company does not intend to update forward-looking statements.